The Huntington Center
					       41 South High Street
					       Columbus, OH  43215
					       Telephone 614 365 7000


Price Waterhouse LLP                               (PW logo)


		    REPORT OF INDEPENDENT ACCOUNTANTS
	  ON UNIFORM SINGLE AUDIT PROGRAM FOR MORTGAGE BANKERS



January 10, 1995


To the Board of Directors and Stockholder of Chemical Mortgage Company

We have audited, in accordance with generally accepted auditing standards, the consolidated balance sheet of Chemical Mortgage
Company, a wholly owned subsidiary of Chemical Bank, as of December 31, 1994 and the related consolidated statements of income and retained earnings and of cash flows for the year then ended, and have issued our report thereon dated January 10, 1995.

The audit referred to above included tests of the records and documents relating to mortgage loans serviced for others in accordance with the requirements of the UNIFORM SINGLE AUDIT PROGRAM FOR MORTGAGE BANKERS. Our audit disclosed no exceptions or errors in the records relating to mortgage loans serviced for others that, in our opinion, paragraph 4 of that Program requires us to report, except as described in the following two paragraphs.

Our review of twenty-nine loan files revealed nine loans for which escrow analyses were not prepared within twelve months of the prior analyses, as required by the Uniform Single Audit Program for Mortgage Bankers. Upon further review, we discovered that Chemical Mortgage Company prepared no escrow analyses from February 1994 through April 1994 as a result of a conversion to a new computer system which occurred in February 1994. Management recognizes the need to perform escrow analyses on an annual basis, and since May 1994 has made system enhancements as well as procedural changes in order to rectify the situation.

Our review of twenty trust fund bank account reconciliations, revealed that fourteen of them were not prepared within 45 days of the investor cut-off date. Management recognizes the need to perform timely account reconciliations, and expects all trust accounts to be reconciled on a current basis by June 1995.

Chemical Mortgage Company's insurance coverage includes a Mortgage Bankers Blanket Bond of $160,000,000 and Errors and Omissions coverage of $25,000,000. The premiums on these policies have been paid to March 31, 1995 and December 31, 1997, respectively. The current level of coverage is adequate as it exceeds the $20,000,000 maximum coverage requirement established by the U.S. Department of Housing and Urban Development. The Company has received waivers from FNMA and FHLMC limiting the Errors & Omissions coverage requirement to the current level of $25,000,000.

We are independent accountants with respect to Chemical Mortgage
Company within the meaning of the Code of Professional Conduct of the American Institute of Certified Public Accountants.

This report is intended solely for the information and use of the Board of Directors and management of Chemical Mortgage Company and for the investors in loans serviced by Chemical Mortgage Company and the independent auditors of those investors and should not be used for any other purpose.


/s/ Price Waterhouse LLP